Morgan Stanley Institutional Liquidity Funds
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposal set
forth below. The proposal failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to the
proposal were as follows:

(1) Election of Trustees:

                                 For     Withho  Absta   BNV
                                           ld      in     *
Frank L.                      4,632,222,       0      0    0
Bowman...............                928
Kathleen A.                   4,632,222,       0      0    0
Dennis.............                  928
Michael F.                    4,632,222,       0      0    0
Klein..............                  928
W. Allen                      4,632,222,       0      0    0
Reed...............                  928

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.